Registration No. 333-172580

Registration No. 333-162455

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-172580

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-162455

UNDER

THE SECURITIES ACT OF 1933

GLOBE SPECIALTY METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2055624
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Brickell Ave, Suite 1500

Miami FL 33131

(Address of Principal Executive Offices and Zip Code)

2006 Employee, Director and Consultant Stock Plan

(Full title of the plan)

Stephen Lebowitz

Chief Legal Officer

600 Brickell Ave, Suite 1500

Miami FL 33131

(Name and address of agent for service)

(786) 509-6900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated file,” “accelerated filer and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Globe Specialty Metals, Inc. (the “Company”) is filing with the Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (these “Post-Effective Amendments”) in connection with the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”):

•	Registration Statement on Form S-8 (No. 333-172580), filed with the SEC on March 3, 2011, pertaining to the registration of 1,000,000 shares of the Company’s Common Stock, par value $0.001 per share, issuable pursuant to the 2006 Employee, Director and Consultant Stock Plan; and
•	Registration Statement on Form S-8 (No. 333-162455), filed with the SEC on October 14, 2009, pertaining to the registration of 5,000,000 shares of the Company’s Common Stock, par value $0.001 per share, issuable pursuant to the 2006 Employee, Director and Consultant Stock Plan.

On December 23, 2015, pursuant to that certain Business Combination Agreement, dated as of February 23, 2015 (as amended and restated on May 5, 2015 and as further amended on each of September 10, 2015 and November 11, 2015), by and among the Company, Grupo FerroAtlántica, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima (“FerroAtlántica”), Grupo Villar Mir, S.A.U., a Spanish public limited company in the form of a sociedad anónima, Ferroglobe PLC, a public limited company incorporated under the laws of England (originally incorporated as VeloNewco Limited, a private limited company, “Ferroglobe”) and Gordon Merger Sub, Inc., a Delaware corporation, the Company completed its previously announced business combination (“Business Combination”) with FerroAtlántica, with both the Company and FerroAtlántica becoming wholly owned subsidiaries of Ferroglobe.

In connection with the Business Combination, the Company is terminating all offerings of its securities pursuant to the Registration Statements. These Post-Effective Amendments to the Registration Statements are being filed to deregister any and all securities previously registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, state of Florida, on December 23, 2015.

GLOBE SPECIALTY METALS, INC.

By: /s/ Stephen Lebowitz

      Name: Stephen Lebowitz

      Title: Chief Legal Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.